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                                                            Exhibit (99)(p)(iii)

                              AMENDED AND RESTATED

                         DIMENSIONAL FUND ADVISORS INC.

                               DFA SECURITIES INC.

                         DIMENSIONAL FUND ADVISORS LTD.

                               DFA AUSTRALIA LTD.

                                 CODE OF ETHICS
                                 --------------

                              DATED APRIL 14, 2000

GENERAL

     This amended and restated Code of Ethics is adopted by Dimensional Fund Advisors Inc. ("DFA"), DFA Securities Inc. ("DFAS"), DFA Australia Ltd. ("DFAL") and Dimensional Fund Advisors Ltd. ("DFA London") this 14th day of April, 2000 pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended. Capitalized terms that are not otherwise defined shall have the meanings set forth in section 9 herein. It is the policy of DFA, DFAS, DFAL and DFA London (hereinafter referred to as "Employers") in connection with personal securities investments of Access Persons, that such persons at all times shall place the interests of Employers' clients first. All personal securities transactions of Access Persons shall be conducted in a manner consistent with this Code of Ethics and to avoid any actual or potential conflict of interest and any abuse of an Access Person's position of trust and responsibility. An Access Person may not take inappropriate advantage of his or her position with Employers.


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     1.   PROHIBITIONS: ACCESS PERSONS. No Access Person of Employers:

          (a) In connection with the purchase or sale by such person of a Security Held or to be Acquired by a registered investment company (sometimes referred to herein as a "Fund") for which DFA, DFAL, or DFA London act as investment adviser or DFAS acts as the principal underwriter:

               (i) shall employ any device, scheme or artifice to defraud such registered investment company;

               (ii) shall make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

               (iii) shall engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company; or

               (iv) shall engage in any manipulative practice with respect to such registered investment company.

          (b) Shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his actual knowledge at the time of such purchase or sale:

               (i) is being considered for purchase or sale by such registered investment company; or

               (ii) is then being purchased or sold by such registered investment company.

     2. PROHIBITIONS: INVESTMENT PERSONNEL. In addition to the above-stated prohibitions, no Investment Personnel shall:

          (a) acquire any securities in an Initial Public Offering or Limited Offering, except as provided in section 3(f) herein;

          (b) accept any personal gift of more than DE MINIMIS value from any person or entity that does business with, or on behalf of an Employers' account of any client; or


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          (c)  serve on the board of directors of a publicly traded company, except as provided in section 3(g) herein.

     3. EXEMPTED TRANSACTIONS. The prohibitions of sections 1 and 2 of this Code shall not apply to:

          (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

          (b) Purchases or sales of securities which are not eligible for purchase or sale by a registered investment company for which DFA, DFAL, or DFA London act as the investment adviser or DFAS acts as the principal underwriter.

          (c) Purchases or sales which are non-volitional on the part of either the Access Person or a registered investment company for which DFA, DFAL, or DFA London act as the investment adviser or DFAS acts as the principal underwriter.

          (d) Purchases which are part of an automatic dividend reinvestment plan.

          (e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (f) Purchase or sale requests which receive the prior approval of the President or the Executive Vice President of a registered investment company for which DFA, DFAL, or DFA London act as the investment adviser or DFAS acts as the principal underwriter because there exists only a remote potential for a conflict of interest with such registered investment company because they would be very unlikely to affect a highly institutional market, or when they clearly are not related economically to the securities to be purchased, sold or held by such registered investment company. The Secretary of Employers, as the case may be, shall record any action taken pursuant to this subsection 3(f).

          (g) Service by an Access Person on the board of directors of a publicly traded company if prior notice is given to the President or Chief Investment Officer of each Employer of such appointment. In the event that the President or Chief Investment Officer, in consultation with outside counsel, should decide that the potential for conflicts of interests exists with respect to such person's obligations as a director and Employer's duties to its clients, the President or Chief Investment Officer may, acting upon the recommendations of outside counsel, place restrictions on the activities of, or information received by, such Access Person.


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     4.   COMMUNICATIONS WITH OUTSIDE DIRECTORS. As a regular business practice,
Employers attempt to keep directors informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. However, it is each Employer's policy not to communicate specific trading information and/or advice on specific issues to outside directors (i.e., no information should be given on securities for which current activity is being considered for clients.) Any pattern of repeated requests for such information should be reported to the Designated Officer.

     5.   PROCEDURAL MATTERS. The Designated Officer shall:

          (a) Furnish a copy of this Code to each Access Person of Employers and obtain from each such person a written acknowledgment of the receipt thereof. Each Access Person shall provide the Designated Officer, on an annual basis, with an executed certificate stating that he or she has read and understood each Employer's Code of Ethics, respectively, and recognizes that he or she is subject to the Code. In addition, each Access Person shall certify to the Designated Officer on an annual basis that he or she has complied with the requirements of each Employer's Code of Ethics and has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of this Code.

          (b) Notify each such Access Person of his/her obligation to file reports as required by section 6 of this Code and the procedures for filing such reports.

          (c) Report to the Ethics Committee the facts contained in any reports filed with the Designated Officer pursuant to section 6 of this Code when any such report indicates that an Access Person may have engaged in a transaction in a Security Held or to be Acquired by the Fund in violation of this Code.

          (d) Maintain any records required by this Code or Rule 17j-1 including (i) a copy of any ethics code in effect at any time within the past five years, (ii) the names of each Access Person subject to the reporting requirements of this Code currently or within the last five years, (iii) the names of personnel who are responsible for reviewing the reports filed under section 6 of this Code; (iv) copies of reports made by Access Persons; (v) copies of reports made of the trustees of a Fund; (vi) records of any actions taken under section 3(f); and (vii) records of any violation of this Code, and/or any action taken as a result of such violation in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.


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          (e)  Implement procedures to safeguard the confidentiality of reports filed and records maintained pursuant to this Code.

     6.   REPORTING BY ACCESS PERSONS.

          (a) Upon commencement of employment (or upon becoming an Access Person), all Access Persons must disclose all holdings of Covered Securities in which they have any direct or indirect Beneficial Ownership to the Designated Officer. Such report shall be made within ten calendar days after commencement of employment (or upon becoming an Access Person) and shall include the following information (which information must be current as of a date no more than 30 days before the date of submission):

               (i) The title, number of shares and principal amount of each Covered Security in which such Access Person has any direct or indirect Beneficial Ownership when the person becomes an Access Person;

               (ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of such person as of the date the person became an Access Person; and

               (iii) The date the report is submitted by the Access Person.

          This section shall apply to persons who become Access Persons after March 1, 2000.

          (b)  Every Access Person must submit the information required by section 6(a) to the Designated Officer annually within thirty calendar days after the last day of each calendar year. The first such reports shall be for the year ended December 31, 2000.

          (c) Within ten calendar days after the end of each calendar quarter, every Access Person shall report to the Designated Officer the following information with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security:

               (i) The date of the transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Covered Security involved;

               (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);


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               (iii) The price at which the transaction was effected;

               (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (v)  The date the report is submitted by the Access Person.

          (d) No person shall be required to make the reports set forth in this section with respect to transactions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect influence. No Access Person of DFA, DFAL, or DFA London shall be required to make the report required under section (c) above with respect to information which would be duplicative of information recorded pursuant to Rule 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

          (e) Any report made pursuant to this section 6 may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the security to which the report relates.

          (f) All reports of securities transactions and holdings filed pursuant to this section shall be deemed confidential and shall not be disclosed to any person except as may be necessary to enforce this Code or as may be required by law.

          (g) The Designated Officer is responsible for enforcing the provisions of this Code, detecting violations of this Code, reviewing reports or other statements submitted pursuant to section 6 of this Code, and maintaining the confidentiality of any reports or other records maintained pursuant to this Code. In establishing review procedures for reports submitted pursuant to this Code, the Designated Officer shall give due consideration to the types of securities reported, the position of the person submitting the report, the degree of access to current trading information, and the possible effect of the holdings or transactions on securities held by clients. The Ethics Committee is responsible for reviewing any such reports submitted by the Designated Officer.

     7. VIOLATIONS. Upon being apprised of facts which indicate that a violation of this Code may have occurred, the Ethics Committee shall determine whether, in its judgment, the conduct being considered did in fact violate the provisions of this Code. If the Ethics Committee determines that a material violation of this Code has occurred, the Ethics Committee shall so advise the Board of Directors and the Board may impose such sanctions as it deems appropriate in the circumstances. If the person whose conduct is being considered by the Ethics Committee


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or Board is a member of the Committee or Board, he/she shall not be eligible to participate in the judgment of the Committee or Board as to whether a violation exists or in whether, or to what extent, sanctions should be imposed.

     8.   MISCELLANEOUS

          (a) Employers shall submit this Code to the boards of directors or trustees of each registered investment company for which DFA, DFAL, or DFA London act as investment adviser or DFAS acts as principal underwriter for approval within the time frames required by Rule 17j-1. Any material changes to this Code shall be submitted to such boards within six months of such change.

          (b) On an annual basis, Employers shall provide a written report outlining material violations or matters that arose under the Code during the prior year to the board of directors or trustees of each registered investment company for which DFA, DFAL, or DFA London act as investment adviser or DFAS acts as principal underwriter.

          (c) The Ethics Committee shall have the authority to exempt any person or class of persons or transaction or class of transactions from all or any portion of this Code and to adopt interpretive positions with respect to any provision of this Code. Any such action shall be based on a good faith determination that (i) such exemption or interpretation is consistent with the fiduciary principles set forth in this Code and Rule 17j-1; and (ii) the likelihood of any abuse of the Code as a result of such exemption or interpretation is remote. The Ethics Committee also may base any such determination on the advice of counsel that a particular application of all or any portion of the Code is not legally required.

          (d) This Code is designed for the internal use of DFA, DFAS, DFAL and DFA London in meeting their fiduciary and other obligations under applicable securities law. This Code may include reports or procedures that are more stringent than those required by law. No violation or apparent violation of this Code shall create any presumption that an Access Person has violated any law.

     9.   DEFINITIONS.

          (a) For purposes of this Code, the words appearing below in quotation marks shall have the meanings ascribed thereto; provided however, that all such terms shall be construed in a manner consistent with the definitions thereof contained in Rule 17j-1.


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               (1)  "Access Person" means (A) with respect to DFA, DFAL, or DFA
     London, each officer and director of such Employers and each employee of such Employers who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a registered investment company for which such Employers act as investment adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to such Employers who obtain information concerning recommendations made to such company with regard to the purchase or sale of a Covered Security, and (B) with respect to DFAS, each officer and director of DFAS who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of Covered Securities for any registered investment company for which DFAS acts as the principal underwriter or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to such investment company regarding the purchase or sale of Covered Securities. A person does not become an Access Person by virtue of normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading. A single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge, will not result in Access Person status.

               (2) "Beneficial Ownership" of a security by an Access Person shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which such Access Person has or acquires. In general, a person may be regarded as having Beneficial Ownership of securities held in the name of:

                    (a) a husband, wife, registered domestic partner or minor child;

                    (b)  a relative sharing the same house;

                    (c)  anyone else if the Access Person:

                        (i) obtains benefits substantially equivalent to ownership of the securities, or


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                        (ii) can obtain ownership of the securities immediately
               or at some future time.

               (3) "Covered Security" means all securities except direct obligations of the Government of the United States, bankers' acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies.

               (4) "Designated Officer" means the Secretary of the Employers or the Assistant Secretary or other person than acting as the Secretary, or such other officer designated by the Ethics Committee; provided that the Chairman of the Board, or such other officer designated by the Chairman of the Board, shall be solely responsible for receiving and reviewing transaction and holding reports of outside directors.

               (5) "Ethics Committee" shall mean the Ethics Committee appointed by the Board of Directors of the Employers.

               (6) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

               (7) "Investment Personnel" means an employee of DFA, DFAL, or DFA London who, in connection with his or her regular function or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or any natural person who controls DFA, DFAL, or DFA London and who obtain information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

               (8) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

               (9) A "Security Held or to be Acquired" by a registered investment company means any Covered Security which, within the most recent 15 days, is or has been held by such company, or is being or has been considered by such company or its investment advisor for purchase by such company,


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     and any option to purchase or sell, and security convertible into or exchangeable for any such Covered Security.

The requirements of this Code are not applicable to transactions for any account over which the Access Person has no influence or control. If in doubt, the Access Person may state on any form required to be completed under the provisions of this Code that he/she disclaims any Beneficial Ownership in the securities involved.




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--------------------------------------------------------------------------------
                                 CODE OF ETHICS
                     ACKNOWLEDGEMENT of RECEIPT CERTIFICATE
--------------------------------------------------------------------------------

TO:               CATHERINE NEWELL




I have received and reviewed my copy of the Code of Ethics dated as of April 14, 2000. I understand that I should consult with the Company's in-house attorneys regarding any questions I have regarding my required compliance with this Code of Ethics. I understand that I will be required to certify, when requested, as to my continuing compliance with this Code of Ethics.




____________________________________
Signature


____________________________________
Printed Name


____________________________________
Date




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